Exhibit 99.1

August 9, 2011

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. Announces the Completion of Secondary Public Offering by Certain Stockholders

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) (the Company) announced today the completion of a secondary public offering by certain stockholders of 4,047,472 shares of the Company’s Class A common stock at a public offering price of $13.50 per share. All shares were offered by existing stockholders who are also current transaction professionals of the Company, including the Company’s chief executive officer and three other inside directors. The Company did not receive any proceeds from the sale of shares in the offering.

JMP Securities LLC acted as the Sole Book-running Manager for the offering.

The shares were issued pursuant to an effective registration statement relating to these securities that was previously filed with the SEC. A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. A copy of the prospectus supplement related to the offering and the accompanying prospectus may be obtained by contacting JMP Securities LLC, 600 Montgomery Street, 11th Floor, San Francisco, California, 94111 (Attention: Prospectus Department), (415) 835-8900.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 19 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.